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                                                                    Exhibit 99.1
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For Immediate Release
March 10, 2000                                Contact: Melanie C. Lee
                                                       Plug Power
                                                       (518) 782-7700 Ext. 1307


          PLUG POWER AND GE SIGN AGREEMENT WITH VAILLANT TO DEVELOP THE
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                     NEXT GENERATION OF HEATING APPLIANCES
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Latham, N.Y. -- Plug Power Inc. (NASDAQ: PLUG) and GE MicroGen announced today that they have signed a development agreement with Joh. Vaillant GmbH u. Co. of Remscheid, Germany, one of Europe's leading heating appliance manufacturers. The agreement is for a combination furnace, hot water heater and fuel cell system that will provide both heat and electricity for the home. The fuel utilization efficiencies of this appliance will be twice that of many existing conventional power plants.

         Fuel cells are on-site power generation devices that produce electricity through an electrochemical reaction, rather than combustion. The benefits of fuel cell technology include higher efficiency, near-zero emission of pollutants and other particulate matter (e.g. smog), and reliability. Plug Power is committed to developing and manufacturing fuel cell systems for residential, small business and automotive applications.

         Fuel cells by themselves run at a 40% fuel efficiency rate which is similar to many of the large central station generating plants in operation today. The remaining 60% of the fuel energy is wasted or lost when released into the environment in the form of heat. An advantage of having a fuel cell at a residential location is the ability to capture this heat and put it to good use such as making hot water or heating the home. The fuel cell heating appliance under development improves the overall efficiency to 80% or more.

         Under the agreement, Vaillant will obtain fuel cells and gas-processing components from Plug Power and then produce the fuel-cell heating appliances for its customers in Germany, Austria, Switzerland and the Netherlands. Vaillant will also produce these appliances for GE MicroGen who will then market the appliances under the GE brand name throughout Europe.

         "These new forms of distributed generation will let us make effective use of our world's scarce resources," said Gary Mittleman, Plug Power president and CEO. "Plug Power and Vaillant will develop environmentally friendly fuel cell heating units which will enable homeowners to meet their electricity, hot water and heating needs."

                                     - more-
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The appliances are scheduled for testing in European markets by the end of 2001.
Sales are scheduled to begin in 2003.

Headquartered in Remscheid, Germany, Vaillant is a pioneer among leading European heating technology companies. With 5,400 employees, Vaillant is the leading European supplier offering customers a complete range of central heating and hot water appliances using electricity, gas and oil, as well as solar heating appliances. It has production facilities at five locations in Germany and one in Spain. The company celebrated its 125th anniversary last year.

GE MicroGen is a subsidiary of GE Power Systems, one of the world's leading suppliers of power generation technology, energy services and energy management systems. A $10+ billion business, GE Power Systems serves customers through a global network of offices and service centers, and has the largest installed base of power generation equipment in the energy industry. In February 1999, GE MicroGen and Plug Power, a leading developer of proton exchange membrane (PEM) fuel cells for stationary and automotive applications, formed a joint venture to distribute, install and service Plug Power-manufactured stationary fuel cell systems worldwide. The venture with Plug Power is the latest in a series of actions by GE Power Systems to broaden its participation in the small power generation market. GE Power Systems' portfolio of power generation products now extends from 2 kW up to 450 megawatts (450,000 kW).

Plug Power is a leading U.S. designer and developer of on-site, electricity generation systems utilizing proton exchange membrane fuel cells for residential applications. Since being founded in 1997, the Latham, N.Y.- based company has grown from 22 to over 350 employees. Plug Power's strategic partners and investors include DTE Energy Company, Michigan's largest electric utility; Mechanical Technology Incorporated, an early developer of fuel cell technologies; General Electric Company, one of the world's leading suppliers of power generation technology and energy services; and Sempra Energy subsidiary, Southern California Gas Company, the largest U.S. natural gas distribution company.

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         This press release may include statements which are not historical facts and are considered "forward- looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Plug Power's current views about future events and financial performance. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Plug Power's expectations, and Plug Power expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost of development and market acceptance of Plug Power's fuel cell systems, (ii) competitive factors, such as price competition and new product introductions, (iii) the cost and availability of products, (iv) the cost of complying with current governmental regulations,
(v) unanticipated expenses or delays in resolving Year 2000 computer issues by either Plug Power or those with whom Plug Power does business, and (vi) other factors detailed from time to time in Plug Power's filings with the Securities and Exchange Commission.

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